Exhibit 21.1
LIST OF SUBSIDIARIES
Barings BDC Finance I, LLC, a Delaware limited liability company
Barings BDC Senior Funding I, LLC, a Delaware limited liability company
Barings BDC Static CLO Ltd. 2019-I, a Cayman Islands limited liability company
Barings BDC Static CLO 2019-I, LLC, a Delaware limited liability company
Energy Hardware Holdings, Inc., a Delaware corporation